Contacts:        Investors                                           Business / Product
William R. Gargiulo, Jr.                        Mary Ann Leeper, Ph.D.
                        231.526.1244                                     312.595.9123

For Immediate Release

The Female Health Company Reports
Fourth Quarter Results

CHICAGO, December 29, 2003- The Female Health Company (OTC BB: FHCO) reported net revenues of $2,106,416 and net loss attributable to common stockholders of $(744,751) or $(0.04) per diluted share for the three months ended September 30, 2003 compared to revenues of $2,494,756 and a net loss attributable to common stockholders of $(375,218) or $(0.02) per diluted share for three months ended September 30, 2002.

The Company posted an operating loss for the three-months ended September 30, 2003 of $(470,828) compared to an operating loss of $(236,724) for the same period last year.

Net revenues decreased $388,340 for the current quarter or 16%, compared with the same prior year period. The significant quarter to quarter variation is due to the timing of receipt of large orders, subsequent production scheduling, and shipping of products.

Gross profit decreased $177,510, for the current quarter or 17%, to $884,004 from $1,061,514 for the same period in the prior year. Operating expenses increased $56,594, or 4%, to $1,354,832 for the three months ended September 30, 2003 compared to $1,298,238 for the same period last fiscal year. This increase includes increases in global public sector selling expenses, investor relation, and legal fees.

Net interest and other expenses increased $165,987 for the current quarter to $271,210 from $105,223 for the same period last year. The change primarily reflects a larger amount of non-cash expenses incurred from the amortization of discounts on the notes payable and credit facility than the same period in the prior year.

The Company had net revenues of $9,045,560 and a net loss attributable to common stockholders of $(2,381,593) or $(0.13) per diluted share for the year ended September 30, 2003 compared to net revenues of $8,416,512 and a net loss attributable to common stockholders of $(3,613,167) or $(0.22) per diluted share for the year ended September 30, 2002.

Net revenues for the year ended September 30, 2003 increased $629,048, or 7%, over the prior year.

Gross profit decreased $97,384, or 3%, to $3,588,722 for the year ended September 30, 2003 from $3,686,106 for the year ended September 30, 2002 reflecting an increase in the cost of products sold. This increase includes increased labor and indirect production costs and higher research and production costs related to the Company’s second generation product.

Selling, general and administrative expenses increased $650,309, or 20%, from $3,189,598 in 2002 to $3,839,907 in 2003. This increase was primarily attributable to an increase in manufacturing facility rent, consulting related to the potential introduction of the female condom in new markets, patent filings and other legal expense for the second generation product and a non cash bonus awarded to senior management for 2002.

Stock compensation decreased $816,558, or 44%, from $1,863,956 in 2002 to $1,047,398 in 2003. During 2003, the Company recorded charges primarily related to accounting for changes in stock option plans ($.7 million) and investor relations ($.4 million). During 2002, the Company recorded charges primarily related to accounting for variable plan stock options ($1.7 million) and investor relations ($.1 million).

On July 23, 2002 the Company and the former holders of $1,500,000 in convertible debentures who alleged the Company was in default in reference to the perfection of security interests settled the dispute out of court. The Company issued 450,000 shares of the Company’s common stock to the former convertible debenture holders and agreed to extend the expiration dates of 2.25 million warrants held by the former holders until 2007. The Company recorded expense of $1,258,210 in 2002 relating to this settlement. No such settlement costs were incurred in the year ended September 30, 2003.

The Company's operating loss decreased $(1,334,374) from $(2,669,490) in 2002 to $(1,335,116) in 2003. Operating expenses decreased $1,431,758 from $6,355,596 in 2002 to $4,923,838 in 2003. $2,074,768, or 145%, of the decrease represents the change in non-cash charges for the out of court settlement and stock compensation expense incurred during 2003 compared to 2002.

Net interest and non-operating expenses increased $223,381, or 28%, to $1,035,053 for 2003 compared to $811,672 for 2002. The increase exists because the Company had a higher level of debt outstanding during fiscal year 2003 than fiscal year 2002. The result is a higher amount of non-cash expenses incurred from the amortization of discounts on notes payable and convertible debentures in 2003 than in the prior year.

It should be noted that the Company has been able to operate without any cash infusion and has experienced a positive cash flow from operations of $.3 million for the year ended September 30, 2003. As a result of its improved liquidity and other factors, the audit opinion for Company’s financial statements for the years ended September 30, 2003 and 2002 does not require a “going concern” qualification exception as it did in prior periods.

During fiscal 2003 the Company initiated and or completed certain key projects which it believes have the potential to favorably impact future results. The Company and its partner in India, Hindustan Latex Ltd. (HLL) signed a definitive agreement, secured scientific and importation regulatory approval for the female condom and completed pre-launch acceptability studies. HLL anticipates the launch will occur early in calendar 2004. A second generation product, FC2, which has the potential to significantly reduce cost was identified, a patent application was filed and initial development successfully completed. In addition the Company signed a contract with the United States Agency for International Development (USAID) which may result in the purchase of a minimum of 7 million and a maximum of 25 million female condoms for the period ending December 31, 2006, subject to USAID's right to terminate the contract at any time for its sole convenience.

The Female Health Company, based in Chicago, owns certain worldwide rights to FC Female Condom ™ including patents which have been issued in the United States, United Kingdom, Japan, France, Italy, Germany, Spain, The People’s Republic of China, Canada, New Zealand, South Korea and Australia. FC Female Condom ™ is the only available barrier product controlled by a woman that protects against sexually transmitted diseases including HIV/AIDS, and unintended pregnancy.

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“Safe Harbor” statement under the Private Securities Litigation Reform Action of 1995: The statements in this release which are not historical fact are forward-looking statements based upon the Company’s current plan and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, including such things as product demand and market acceptance; the economic and business environment and the impact of government pressures; currency risks; capacity; efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communication and Securities and Exchange Commission filings. Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

For more information about the Female Health Company, dial toll-free via fax, 1-800-PRO-INFO and enter company code “FHCO.” Also, visit the Company’s web site at www.femalehealth.com and www.femalecondom.org. If you would like to be added to an e-mail alert list, please send an e-mail to the Company.

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THE FEMALE HEALTH COMPANY
Unaudited Condensed Consolidated Balance Sheet

	September 30 2003	September 30 2002

Cash and equivalents	$632,295	$377,308
Restricted cash	119,664	181,335
Accounts receivable, net	2,054,985	2,421,425
Inventories, net	1,092,286	913,184
Prepaid and other current assets	233,818	244,224

Total Current Assets	4,133,048	4,137,476

Certificate of Deposit	96,221	121,042
Other non-current assets	450,023	545,717
Net property, plant & equipment	356,278	758,635

TOTAL ASSETS	$5,035,570	$5,562,870

Notes payable, related party, net of unamortized discount	$842,799	$852,349
Notes payable, bank, net of unamortized discount	1,385,328	–
Accounts payable	371,742	524,947
Accrued expenses	624,788	691,954
Current maturities of obligations under capital leases	30,803	24,542
Preferred dividends payable	11,424	133,996

Total current liabilities	3,266,884	2,227,788

Notes payable, bank, net of unamortized discount	–	927,546
Convertible debentures	–	450,000
Obligations under capital leases	21,195	52,912
Other long-term liabilities	1,254,359	1,274,339

Total liabilities	4,542,438	4,932,585

Total Stockholders' equity	493,132	630,285

TOTAL LIABILITIES AND EQUITY	$5,035,570	$5,562,870

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THE FEMALE HEALTH COMPANY
Unaudited Condensed Consolidated Income Statement

For the Quarter Ended September 30,		For the Years Ended September 30,

2003	2002	2003	2003

NET REVENUES	$2,106,416	$2,494,756	$9,045,560	$8,416,512

GROSS PROFIT	884,004	1,061,514	3,588,722	3,686,106

Advertising and promotion	3,862	10,032	36,533	43,832
SG&A	1,026,311	870,829	3,839,907	3,189,598
Litigation settlement	–	(31,187)	–	1,258,210
Stock compensation	324,659	448,564	1,047,398	1,863,956

Total Operating Expenses	1,354,832	1,298,238	4,923,838	6,355,596
OPERATING LOSS	(470,828)	(236,724)	(1,335,116)	(2,669,490)

Interest, net and other expense	271,210	105,223	1,035,053	811,672

Pretax loss	(742,038)	(341,947)	(2,370,169)	(3,481,162)

Income taxes	–	–	–	–

NET LOSS	(742,038)	(341,947)	(2,370,169)	(3,481,162)

Preferred dividends, Series 1	2,713	33,271	11,424	132,005

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(744,751)	(375,218)	(2,381,593)	(3,613,167)

NET LOSS PER COMMON SHARE	$(0.04)	$(0.02)	$(0.13)	$(0.22)

Weighted average common shares	19,344,486	17,066,882	19,020,029	16,244,920

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